Dear Shareholder:
NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS
VOTING PROCEDURES
ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF SHARES BY MANAGEMENT
TRANSACTIONS WITH THE COMPANY
SIGNIFICANT SHAREHOLDERS
EXECUTIVE COMPENSATION
OPTION GRANTS
PENSION PLAN TABLE
COMPENSATION COMMITTEE REPORT
STOCK PRICE PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP TO AUDIT THE 2000 CONSOLIDATED FINANCIAL STATEMENTS OF BICCGeneral
APPROVAL OF MID-TERM INCENTIVE PLAN
OTHER INFORMATION
BICCGENERAL MID-TERM INCENTIVE PLAN

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(z))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

GENERAL CABLE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required

[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement no.:

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      (4)   Date Filed:

[BICC GENERAL LOGO]

GENERAL CABLE CORPORATION,
trading as BICCGeneral
Four Tesseneer Drive
Highland Heights, Kentucky 41076
Telephone (606) 572-8000

Dear Shareholder:

      You are cordially invited to attend the 2000 Annual Meeting of Shareholders which will be held at 10:00 a.m., local time, Thursday, May 11, 2000, at Four Tesseneer Drive, Highland Heights, Kentucky.

      You will find enclosed a notice of our 2000 Annual Meeting that identifies the three proposals for shareholder action. We encourage you to read the Proxy Statement carefully.

      At the meeting, we will present a report to shareholders on the affairs of our Company. During a discussion period, shareholders will have an opportunity to bring up matters of interest relating to our Company.

      As you will note from the enclosed proxy material, the Board of Directors recommends that you vote FOR each of the proposals set forth in the Proxy Statement.

Sincerely,

STEPHEN RABINOWITZ Chairman of the Board

March 16, 2000

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY TELEPHONE OR THE INTERNET OR BY SIGNING AND RETURNING THE PROXY CARD. PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD FOR THE VOTING METHOD YOU SELECT.

BICCGeneral
Four Tesseneer Drive
Highland Heights, Kentucky 41076
Telephone (606) 572-8000

NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS

      The 2000 Annual Meeting of Shareholders of General Cable Corporation (“BICCGeneral”) will be held on Thursday, May 11, 2000, at 10:00 a.m., local time, at Four Tesseneer Drive, Highland Heights, Kentucky, to consider and act upon the following proposals:

1.	Election of two directors;

2.	Ratification of the appointment of Deloitte & Touche LLP, independent certified public accountants, to audit the 2000 consolidated financial statements of BICCGeneral;

3.	Approval of the Mid-Term Incentive Plan; and

4.	Such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on March 14, 2000, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Robert J. Siverd Secretary

March 16, 2000

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

      The Board of Directors of General Cable Corporation (“BICCGeneral” or the “Company”) is providing this Proxy Statement for the solicitation of proxies from holders of outstanding common stock for the 2000 Annual Meeting of Shareholders (“Annual Meeting”) on May 11, 2000, and at any meeting adjournment. The principal executive offices of BICCGeneral are located at Four Tesseneer Drive, Highland Heights, Kentucky 41076. BICCGeneral is mailing this Proxy Statement, the accompanying proxy form and BICCGeneral’s Annual Report to Shareholders for the 1999 fiscal year to all shareholders entitled to receive notice and to vote at the Annual Meeting beginning on or about March 30, 2000.

VOTING PROCEDURES

Your Vote is Very Important.

      Whether or not you plan to attend our Annual Meeting, please take the time to vote either by telephone or the Internet using the instructions on the proxy card or by completing and mailing the enclosed proxy card as soon as possible. If you decide to vote using the proxy card, you must sign, date and mail it and indicate how you want to vote. If you do not, your proxy will be voted as recommended by the Board of Directors.

Record Date

      Holders of record of BICCGeneral common stock, par value $0.01 per share, at the close of business on March 14, 2000 (the “Record Date”) will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments. At the Record Date, 34,007,616 shares of common stock were issued and outstanding.

How to Revoke Your Proxy

      If you later wish to revoke your proxy, you may do so by (1) sending a written statement to that effect to the Secretary of BICCGeneral at the above address; (2) submitting a properly signed proxy having a later date; (3) making an oral revocation by telephone using the telephone voting instructions on the proxy card; or (4) voting in person at the Annual Meeting.

Vote Required and Method of Counting Votes

•	Number of Shares Outstanding. At the close of business on the Record Date, there were 34,007,616 shares of common stock outstanding and entitled to vote at the Annual Meeting.

•	Vote Per Share. You are entitled to one vote per share on matters presented at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

•	Quorum. A majority of outstanding shares, present or represented by proxy, makes a quorum for the transaction of business at the Annual Meeting.

•	Vote Required. The following is an explanation of the vote required for each of the three items to be voted on at the Annual Meeting:

Proposal 1 — Election of Directors:

      The two nominees receiving the highest number of votes will be elected. If you do not wish your shares to be voted for a particular nominee, you may withhold votes using the telephone voting instructions on the proxy card or you may withhold votes by indicating in the space provided on the proxy card.

Proposal 2 — Ratification of Appointment of Auditors;

Proposal 3 — Approval of Mid-Term Incentive Plan;

      The affirmative vote of a majority of shares present in person or by proxy is required for approval of Proposals 2 and 3. Abstentions and “broker non-votes” (i.e., when a broker does not have authority to vote on a specific issue) will have the effect of a vote against Proposals 2 and 3.

Discretionary Voting Power

      The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. In addition, on matters raised at the Annual Meeting that are not covered by the proxy statement, the person named in the proxy card will have full discretionary authority to vote unless a shareholder has followed the advance notice procedures discussed below under “Nominees for Director.” If any nominee for election as a director becomes unable to accept nomination or election, which we do not anticipate, the persons named in the proxy will vote for the election of another person recommended by the Board.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Director

      Two directors will be elected at the 2000 Annual Meeting.

      Under the Amended and Restated Certificate of Incorporation of BICCGeneral, the Board is divided into three classes of Directors serving staggered three-year terms. Each class is to be as nearly equal in number as reasonably possible. The initial term of office of the first class of directors expired at the 1998 annual meeting of shareholders; the initial term of the second class of directors expired at the 1999 annual meeting of shareholders; and the initial term of the third class of directors expires at the 2000 annual meeting of shareholders. Directors elected to succeed those directors whose terms have expired will be elected to a term of office lasting three years and until their successors are elected.

      Under BICCGeneral’s Amended and Restated By-laws, shareholders cannot present any proposals for shareholder vote, including the election of directors, unless the advance notice procedure described below is followed. Under this procedure, the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder. Shareholders will be given a reasonable opportunity at the Annual Meeting to nominate candidates for the office of director. The By-laws require that a shareholder wishing to nominate a director candidate must first give the Secretary of BICCGeneral a written nomination notice at least sixty (60) days before the date of the Annual Meeting.

      The nomination notice must set forth the following information as to each individual nominated:

•	The name, date of birth, business address and residence address of the individual;

•	The business experience during the past five years of the nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which those occupations and employment were carried on, and additional information about the nature of his or her responsibilities and level of professional competence which permits an assessment of the candidate’s prior business experience;

•	Whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity;

•	Any directorships held by the nominee in any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or covered by Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and

•	Whether, in the last five years, the nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee.

      The nomination notice must also provide the following information about the person submitting the nomination notice and any person acting in concert with that person: (1) the name and business address of that person, (2) the name and address of that person as they appear in the Corporation’s books, and (3) the class and number of BICCGeneral shares that are beneficially owned by that person. The nomination notice must include the nominee’s signed written consent to being named in a proxy statement as a nominee and to serve as a director if elected. If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accord with these procedures, he or she will so declare to the meeting and the defective nomination will be disregarded.

      Set forth below is certain information relating to the two persons who were nominated by the Board of Directors on February 8, 2000, for reelection as Class III directors at the Annual Meeting. Also set forth below is information about Class I and Class II continuing directors. The information is based on data furnished to BICCGeneral by the individual directors. The new term of office for each nominee runs from the 2000 Annual Meeting until the annual meeting of shareholders to be held in 2003 and until his successor shall have been elected and qualified.

Class III Director Nominees for Election at the Annual Meeting

[photo] Gregory E. Lawton Age 49 Director since 1998 Chairman of the Corporate Governance Committee and Member of the Audit Committee and Compensation Committee	Since January 1999, Mr. Lawton has been President and Chief Operating Officer of S. C. Johnson Professional, Inc. Prior to joining S.C. Johnson, Mr. Lawton was President of NuTone Inc., a subsidiary of Williams plc based in Cincinnati, Ohio, from 1994 to 1998. From 1989 to 1994, Mr. Lawton served with Procter & Gamble (NYSE: PG) where he was Vice President and General Manager of several consumer product groups. Mr. Lawton is a director of Johnson Worldwide Associates, Inc. (NASDAQ: JWAIA).

[photo] Stephen Rabinowitz Age 57 Director since 1997 Chairman of the Board of Directors and Chief Executive Officer of BICCGeneral	Mr. Rabinowitz has served as Chairman and Chief Executive Officer of BICCGeneral since May 1999. From March 1997 until May 1999, he was Chairman, President and Chief Executive Officer of BICCGeneral. From September 1994 until March 1997, he was President and Chief Executive of the predecessor company. From March 1992 until August 1994, Mr. Rabinowitz served as President and Group Executive for AlliedSignal Friction Materials and President of AlliedSignal Braking Systems Business. Mr. Rabinowitz is also a director of JLG Industries, Inc. (NYSE: JLG).

Class I Continuing Directors

[photo] Jeffrey Noddle Age 53 Director since 1998 Member of the Audit Committee, the Compensation Committee and the Corporate Governance Committee	Mr. Noddle has been the Executive Vice President of Minneapolis-based SUPERVALU INC. (NYSE: SVU) since 1992 and President and Chief Operating Officer of its Wholesale Food Companies since 1995. SUPERVALU is the largest food wholesaler in the United States. Mr. Noddle has held various marketing and merchandising positions with SUPERVALU since 1976.

[photo] John E. Welsh, III Age 49 Director since 1997 Chairman of the Compensation Committee and Member of the Audit Committee and Corporate Governance Committee	Mr. Welsh was Vice Chairman of the board of directors of SkyTel Communications, Inc. (NASDAQ: SKYT) from May 1995 to December 1999. He served as a Managing Director of SkyTel from March 1992 until December 1999 and a director of the company from September 1992 until December 1999. Mr. Welsh is also a director of York International Corp. (NYSE: YRK).

Class II Continuing Directors

[photo] Gregory B. Kenny Age 47 Director since 1997 President and Chief Operating Officer of BICCGeneral	Mr. Kenny has served as President and Chief Operating Officer of BICCGeneral since May 1999. From March 1997 to May 1999, he was Executive Vice President and Chief Operating Officer of BICCGeneral. From June 1994 to March 1997, he was Executive Vice President of the subsidiary of BICCGeneral which was BICCGeneral’s immediate predecessor. From April 1992 until June 1994, he served as Senior Vice President of the predecessor company.

[photo] Robert L. Smialek Age 56 Director since 1998 Chairman of the Audit Committee, Member of the Compensation Committee and Corporate Governance Committee	Mr. Smialek was the Chairman, President and Chief Executive Officer of Insilco Corporation (OCR Bulletin Board: INSL) from May 1993 until June 1999, a diversified manufacturing company based in Dublin, Ohio. Before joining Insilco in 1993, Mr. Smialek was President of the Temperature and Appliance Controls Group of Siebe plc from 1990 to 1993.

Board Committees and Meetings

      BICCGeneral’s Board of Directors has three committees: the Compensation Committee, the Audit Committee and Corporate Governance Committee. The membership and functions of each committee are described below:

      Audit Committee: Consists of Robert L. Smialek (Chairman), Gregory E. Lawton, Jeffrey Noddle and John E. Welsh, III. The Committee reviews and makes recommendations to the Board of Directors on BICCGeneral’s auditing, financial reporting and internal control functions. This Committee also recommends the firm that BICCGeneral should retain as its independent accountant. None of the members are officers or employees of BICCGeneral. The Committee’s Charter has recently been modified to take into account new rules of the New York Stock Exchange relating to the organization and functioning of Audit Committees.

      Compensation Committee: Consists of John E. Welsh, III (Chairman), Gregory E. Lawton, Jeffrey Noddle and Robert L. Smialek. The Committee reviews and acts on BICCGeneral’s executive compensation and employee benefit plans and programs, including their establishment, modification and administration. It also determines the compensation of the Chief Executive Officer and other executive officers. None of the members are officers or employees of BICCGeneral.

      Corporate Governance Committee: Consists of Gregory E. Lawton (Chairman), Jeffrey Noddle, Robert L. Smialek and John E. Welsh, III. The Committee considers and recommends nominees for election as directors, appropriate director compensation, and the membership and responsibilities of Board committees. It also conducts, in conjunction with the Compensation Committee, an annual performance evaluation of the Chief Executive Officer and sets performance objectives for the CEO. None of the members are officers or employees of BICCGeneral.

      In 1999, each director attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he served. In 1999, the Board of Directors held six regular meetings.

      Effective January 1, 2000, the fee schedule for BICCGeneral directors, paid only to directors who are not officers or employees of BICCGeneral, is as follows: annual retainer fee of $70,000, payable at least one-half in common stock of BICCGeneral (which must be deferred into the Company’s Deferred Compensation Plan) and up to one-half in cash (which may be deferred into the Company’s Deferred Compensation Plan). A director may elect to receive up to 100% of the retainer fee in common stock. In order to be eligible to receive the retainer, a director must have attended at least 75% of the board meetings in the prior year, unless attendance was excused by the Chairman. Under the former fee schedule, directors received an annual retainer fee of $20,000, payable one-half in common stock of BICCGeneral and one-half in cash; an attendance fee of $1,000 for each Board of Directors meeting; an attendance fee of $800 for each committee meeting; and an annual committee chairmanship fee of $3,000 for each committee.

      Under the new fee schedule, outside directors continue to be reimbursed for related out-of-pocket expenses for attendance at board and committee meetings. Also, each outside director is eligible to receive an annual grant of an option to acquire 1,500 shares of BICCGeneral common stock (decreased from 3,000 under the former schedule) at the stock’s fair market value when granted. These options vest over three years.

      The Board of Directors recommends that shareholders vote FOR the election of the two nominees as directors.

BENEFICIAL OWNERSHIP OF SHARES BY MANAGEMENT

      The following table sets forth information, as of March 1, 2000, concerning the beneficial ownership of BICCGeneral’s common stock by (i) each director and director nominee of BICCGeneral; (ii) each executive officer of BICCGeneral named in the Summary Compensation Table; and (iii) all directors and executive officers of BICCGeneral as a group. This information is based on data furnished by the named persons. Except as otherwise indicated, the beneficial owners of common stock listed below have sole investment and voting power with respect to these shares.

	Shares Beneficially Owned (1)

Name of Beneficial Owner	Number		Percent (2)

Michael J. Downie, Officer	0		0

Gregory B. Kenny, Director and Officer	92,099	(3)	*

Gregory E. Lawton, Director and nominee	4,877	(4)	*

Jeffrey Noddle, Director	4,877	(5)	*

Stephen Rabinowitz, Director, Officer and nominee	223,442	(6)	*

Robert J. Siverd, Officer	94,473	(7)	*

Robert L. Smialek, Director	7,877	(8)	*

Christopher F. Virgulak, Officer	40,439	(9)	*

John E. Welsh, III, Director	14,560	(10)	*

All directors and executive officers as a group	482,644		1.41

*	Means less than 1.0%

(1)	Beneficial ownership is determined under the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the shares.

(2)	The percentages shown are calculated based on the total number of shares of common stock which were outstanding at the Record Date ( 34,007,616 shares of common stock).

(3)	Includes 2,100 shares held by Mr. Kenny as custodian for his children and 11,166 shares of restricted stock awarded to Mr. Kenny under the BICCGeneral 1997 Stock Incentive Plan as to which he has voting power; and 12,000 shares covered by options in common stock which may be exercised within sixty (60) days of March 1, 2000. Excludes 37,357 shares of restricted and unrestricted common stock deferred under the BICCGeneral Deferred Compensation Plan.

(4)	Includes 3,000 shares covered by stock options which may be exercised by Mr. Lawton within sixty days of March 1, 2000. Excludes 1,952 shares of common stock deferred under the BICCGeneral Deferred Compensation Plan.

(5)	Includes 3,000 shares covered by stock options which may be exercised by Mr. Noddle within sixty days of March 1, 2000. Excludes 1,952 shares of common stock deferred under the BICCGeneral Deferred Compensation Plan.

(6)	Includes 58,334 shares awarded to Mr. Rabinowitz covered by stock options which may be exercised within sixty days of March 1, 2000. Excludes 167,259 shares of restricted common stock deferred under the BICCGeneral Deferred Compensation Plan.

(7)	Includes 4,889 shares of restricted stock awarded to Mr. Siverd under the BICCGeneral 1997 Stock Incentive Plan as to which he has voting power and 11,667 shares covered by stock options which may be exercised by Mr. Siverd within sixty days of March 1, 2000.

(8)	Includes 3,000 shares covered by stock options which may be exercised by Mr. Smialek within sixty days of March 1, 2000. Excludes 1,952 shares of common stock deferred under the BICCGeneral Deferred Compensation Plan.

(9)	Includes 6,069 shares of restricted stock awarded to Mr. Virgulak under the BICCGeneral 1997 Stock Incentive Plan as to which he has voting power and 11,667 shares covered by stock options which may be exercised by Mr. Virgulak within sixty days of March 1, 2000. Excludes 16,177 shares of restricted and unrestricted common stock deferred under the BICCGeneral Deferred Compensation Plan.

(10)	Includes 4,000 shares covered by stock options which may be exercised by Mr. Welsh within sixty days of March 1, 1999. Excludes 1,952 shares of common stock deferred under the BICCGeneral Deferred Compensation Plan.

TRANSACTIONS WITH THE COMPANY

      In October 1998, the Board of Directors approved the Stock Loan Incentive Plan (“SLIP”). Under the SLIP, executive officers and BICCGeneral key employees were provided the opportunity to increase their ownership of BICCGeneral common stock by purchasing shares worth an aggregate of $6.12 million in the open market using funds loaned by the Company. Loans made were full-recourse loans which mature in five years when they must be repaid in full along with accrued interest. Loans also become due and payable in case of a participant’s termination of employment, death or a change of control as defined in the SLIP. The loans bear interest at 5.12%, which was the applicable federal rate provided by the Internal Revenue Service when the loans were made. Dividends on common stock purchased by participants are applied to reduce interest on the loans. In addition, participants under the SLIP were awarded a long-term incentive of one restricted stock unit for each share of stock purchased, which vests 100% at the end of five years. When vested, each restricted stock unit will be exchangeable for one share of common stock. The units vest immediately in case of a change in control of BICCGeneral or the death of a participant.

      Shares of BICCGeneral common stock purchased under the SLIP may not be sold for three years from the date of acquisition, and if they are sold earlier, (1) the restricted stock units will be forfeited; (2) half of any gain on sale of the shares must be paid to the Company; and (3) the interest rate on the loan will rise to 15%. If shares are sold after three and before five years and the loan is not repaid, the interest rate will increase to 15%.

      At the end of 1999, loans to executive officers were outstanding as follows: to Mr. Rabinowitz in the amount of $1,179,190 relating to his acquisition of 60,551 shares; to Mr. Kenny in the amount of $619,109 relating to his acquisition of 31,791 shares; to Mr. Siverd in the amount of $412,719 relating to his acquisition of 21,193 shares; and to Mr. Virgulak in the amount of $412,719 relating to his acquisition of 21,193 shares. Mr. Downie does not participate in the SLIP. Management believes that increasing the shareholdings of executive officers through the SLIP will further motivate the officers to take actions to enhance shareholder value.

SIGNIFICANT SHAREHOLDERS

      The following table sets forth information about each person known to BICCGeneral to be the beneficial owner of more than 5% of BICCGeneral’s common stock. BICCGeneral obtained this information from its records and statements filed with the SEC under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and received by BICCGeneral through the Record Date.

	Shares Beneficially Owned (1)

Name and Address of Beneficial Owner	Number		Percent(2)

Snyder Capital Management, L.P.	5,317,100	(3)	15.64

Snyder Capital Management, Inc.

350 California Street, Suite 1460

San Francisco, CA 94104

Wellington Management Company, LLP	4,248,350	(4)	12.49

75 State Street

Boston, Massachusetts 02109

Putnam Investments, Inc.	2,820,000	(5)	8.29

Putnam Investment Management, Inc.

The Putnam Advisory Company, Inc.

One Post Office Square

Boston, MA 02109

(1)	Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the shares.

(2)	The percentages shown are calculated based on the total number of shares of common stock which were outstanding at the Record Date (34,007,616 shares of common stock).

(3)	These shares of BICCGeneral common stock are owned by a variety of investment advisory clients of Snyder Capital Management, L.P. (“SCMLP”) and Snyder Capital Management, Inc. (“SCMI”). SCMI is the sole general partner of SCMLP. No client of either investment adviser is known to own more than 5% of the outstanding shares of BICCGeneral common stock. SCMLP and SCMI have shared voting power with respect to 4,738,600 shares and shared dispositive power with respect to 5,317,100 shares. The information set forth herein with respect to the shares of BICCGeneral common stock is as of December 31, 1999, and is derived from a Schedule 13G filed on February 14, 2000, by SCMLP and SCMI with the SEC.

(4)	These shares of BICCGeneral common stock are owned by a variety of investment advisory clients of Wellington Management Company, LLP (“Wellington”). No client is known to beneficially own more than 5% of the outstanding shares of BICCGeneral common stock. Wellington has shared voting power with respect to 3,588,800 shares and shared dispositive power with respect to 4,248,350 shares. The information set forth herein with respect to the shares of BICCGeneral common stock is as of December 31, 1999, and is derived from a Schedule 13G filed on February 9, 2000, by Wellington with the SEC.

(5)	These shares of BICCGeneral common stock are owned by a variety of investment advisory clients of Putnam Investment Management, Inc. (“PIMI”) and The Putnam Advisory Company, Inc. (“PACI”), both of which are wholly-owned subsidiaries of Putnam Investments, Inc. (“PI”). No client of either investment adviser is known to beneficially own more than 5% of the outstanding shares of BICCGeneral common stock. PACI has shared voting power with respect to 427,380 shares and shared dispositive power with respect to 2,642,672 shares. PIMI has no voting power and shared dispositive power with respect to 177,328 shares. The information set forth herein with respect to the shares of BICCGeneral common stock is as of December 31, 1999, and is derived from a Schedule 13G filed on February 8, 2000, by PI with the SEC.

EXECUTIVE COMPENSATION

      The following table sets forth information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of BICCGeneral (including its subsidiaries) for services rendered in all capacities for fiscal years 1997, 1998 and 1999.

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Restricted
					Stock and
				Other Annual	Unit	Options
Name and Principal Position	Fiscal Year	Salary	Bonus(2)	Compensation(3)	Awards(4)	(Shares)

Stephen Rabinowitz	1999	673,462	0	0	0	200,000

Chairman and	1998	653,307	1,103,045	0	1,206,781	100,000

Chief Executive Officer	1997	600,000	660,000	35,197	2,968,748	466,500

Gregory B. Kenny	1999	416,365	0	0	0	126,000

President and	1998	361,923	611,000	0	707,305	50,000

Chief Operating Officer	1997	300,000	308,100	11,109	693,739	98,000

Michael J. Downie(1)	1999	376,000	0	0	0	25,000

Executive Vice President,

European and Asia/Pacific

Cables

Robert J. Siverd	1999	253,404	0	0	0	56,000

Executive Vice President,	1998	250,435	317,100	0	422,376	20,000

General Counsel and Secretary	1997	228,284	190,000	3,596	203,235	57,000

Christopher F. Virgulak	1999	250,000	0	0	0	58,000

Executive Vice President and	1998	233,011	318,000	0	443,436	20,000

Chief Financial Officer	1997	201,770	170,000	12,096	225,584	57,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	LTIP	All Other
Name and Principal Position	Payouts	Compensation(6)

Stephen Rabinowitz	0	77,195

Chairman and	0	83,207

Chief Executive Officer	1,788,000 (5)	89,202

Gregory B. Kenny	0	44,690

President and	0	42,080

Chief Operating Officer	0	32,944

Michael J. Downie(1)	0	0

Executive Vice President,

European and Asia/Pacific

Cables

Robert J. Siverd	0	26,556

Executive Vice President,	0	28,228

General Counsel and Secretary	0	27,514

Christopher F. Virgulak	0	25,251

Executive Vice President and	0	24,920

Chief Financial Officer	0	24,832

(1)	Mr. Downie became an executive officer in July 1999 in connection with the BICC energy cables acquisition and he participates in the compensation plans of a subsidiary of the Company in the United Kingdom.

(2)	One-half of the incentive award for 1998 was paid in restricted common stock vesting 50% each year for two years. The amount awarded (valued at $21.06 per share, the closing price of the common stock on the New York Stock Exchange on February 3, 1999) was increased by the Compensation Committee by 10% to reflect deferred receipt of this part of the award under the BICCGeneral 1997 Stock Incentive Plan. The amount of restricted common stock awarded to the executive officers for 1998 was 28,804 shares for Mr. Rabinowitz, 15,954 shares for Mr. Kenny, 8,277 shares for Mr. Siverd and 8,303 shares for Mr. Virgulak.

(3)	Represents the amounts reimbursed for payment of insurance premiums and related taxes.

(4)	Of the amounts listed for 1998, $1,206,781 for Mr. Rabinowitz, $633,595 for Mr. Kenny, $422,376 for Mr. Siverd and $422,376 for Mr. Virgulak represents the value of restricted stock units granted to them in connection with the purchase of BICCGeneral common stock under the Stock Loan Incentive Plan. The units vest 100% at the end of five years. See Transactions with the Company.

The number and aggregate value of restricted stock holdings of executive officers at December 31, 1999, respectively, were: Mr. Rabinowitz, 181,661 shares, $1,373,357; Mr. Kenny, 60,167 shares, $454,863; Mr. Siverd, 9,777 shares, $73,914; and Mr. Virgulak, 11,803 shares, $89,230. Mr. Downie has no restricted stock holdings. Of these awards, 142,857 shares granted to Mr. Rabinowitz and 35,713 shares granted to Mr. Kenny represent the settlement of obligations under long-term incentive plans (including a separate plan for Mr. Rabinowitz), which terminated on completion of BICCGeneral’s public offering of common stock in May 1997. These awards were based on achievement of objective performance factors.

The vesting schedule for awards of restricted common stock which vest within three years from the date of grant is as follows: 28,804 and 15,954 shares granted to Mr. Rabinowitz and Mr. Kenny, respectively, vest one-half each year from date of grant (February 3, 1999); 3,500 shares granted to Mr. Kenny vest one-third each year from date of grant (February 3, 1999); and 15,000 and 7,500 shares granted to Mr. Rabinowitz and Mr. Kenny, respectively, vest one-third each year from the date of grant (January 29, 1998); 8,277 and 8,303 shares granted to Mr. Siverd and Mr. Virgulak, respectively, vest one-half each year on date of grant (February 3, 1999); 1,000 shares granted to Mr. Virgulak vest one-third each year from the date of grant (February 3, 1999); and 10,365 and 9,193 shares granted to Mr. Siverd and Mr. Virgulak, respectively, vested on December 31, 1998; and 2,250 and 3,750 shares granted to Mr. Siverd and Mr. Virgulak, respectively, vest one-third each year from the date of grant (January 29, 1998). Dividends are paid to holders of restricted common stock as and when declared by the Board of Directors.

(5)	Represents, along with the award of 142,857 shares of restricted common stock referred to in Note 3, full settlement of all obligations under Mr. Rabinowitz’s former long-term incentive plan which terminated on completion of BICCGeneral’s public offering in May 1997.

(6)	Includes (a) imputed income from life insurance in the amount of $3,813 in 1999, $4,409 in 1998 and $3,168 in 1997 for Mr. Rabinowitz; $1,417 in 1999, $1,878 in 1998 and $1,201 in 1997 for Mr. Kenny; 1,888 in 1999, $1,802 in 1998 and $1,418 in 1997 for Mr. Siverd; and $711 in 1999, $739 in 1998 and $726 in 1997 for Mr. Virgulak; and (b) employer matching and additional contributions pursuant to BICCGeneral’s retirement and savings and excess benefit plans in the amounts of $73,382 in 1999, $78,798 in 1998 and $86,034 in 1997 for Mr. Rabinowitz; $43,273 in 1999, $40,202 in 1998 and $31,743 in 1997 for Mr. Kenny; $24,668 in 1999, $26,426 in 1998 and $26,116 in 1997 for Mr. Siverd; and $24,554 in 1999, $24,181 in 1998 and $24,106 in 1997 for Mr. Virgulak.

Employment Agreements

      Below are summary descriptions of the separate employment agreements between BICCGeneral (and certain subsidiaries) and Messrs. Rabinowitz, Kenny, Downie, Siverd and Virgulak (each an “Employment Agreement”). Messrs. Rabinowitz, Kenny, Siverd and Virgulak previously entered into Employment Agreements dated May 13, 1997 (the “1997 Employment Agreements”). The 1997 Employment Agreements remained in effect until new Employment Agreements with those executives were made on October 18, 1999 (the “1999 Employment Agreements”). The effective date of Mr. Downie’s Service Agreement is June 1, 1999.

1997 Employment Agreements

      Under his 1997 Employment Agreement as amended, Mr. Rabinowitz served as President and Chief Executive Officer of BICCGeneral. The agreement had a three-year term with automatic one-year extensions unless BICCGeneral or Mr. Rabinowitz elected not to so extend. Mr. Rabinowitz was entitled to receive an annual base salary of $630,000, and he had an opportunity to earn a bonus upon the attainment of specified performance goals as approved by the Compensation Committee under the applicable Annual Incentive Plan or other incentive plans. Upon termination of his employment, Mr. Rabinowitz’s Employment Agreement provided for the payment of accrued and unpaid base salary and benefits under then existing plans (other than severance benefits). In addition, in the event of a termination due to death or Disability, by BICCGeneral other than for Cause or by Mr. Rabinowitz for Good Reason (as defined in his Employment Agreement), the Employment Agreement provided for immediate vesting of and lapsing of restrictions on all of his unvested awards under the 1997 Stock Incentive Plan. In the event of a termination by BICCGeneral other than for Cause or by Mr. Rabinowitz for Good Reason, his Employment Agreement also provided for a payment equal to a multiple (the “Multiplier”) of the sum of his base salary and the target bonus under the Annual Incentive Plan or other incentive plans applicable to the year in which termination occurs, as well as his continuation as a participant in BICCGeneral’s executive health and welfare benefit plans for the number of years represented by the Multiplier. The Multiplier for Mr. Rabinowitz was two.

      The terms and conditions of the 1997 Employment Agreements between BICCGeneral and each of Messrs. Kenny, Siverd and Virgulak were substantially the same as those contained in Mr. Rabinowitz’s Employment Agreement. There were certain differences: Mr. Kenny served as Executive Vice President and Chief Operating Officer of BICCGeneral, was entitled to an annual base salary of $350,000 and under his Employment Agreement as amended, had an opportunity to earn a bonus as approved by the Compensation Committee under the Annual Incentive Plan and any other incentive plans and had a Multiplier of 1.5. Mr. Siverd served as Executive Vice President, General Counsel and Secretary under a two-year Employment Agreement (with automatic one-year extensions unless BICCGeneral or Mr. Siverd elected not to so extend), was entitled to an annual base salary of $241,500, and had a Multiplier of one. Mr. Virgulak served as Executive Vice President, Chief Financial Officer and Treasurer under a two-year Employment Agreement (with automatic one-year extensions unless BICCGeneral or Mr. Virgulak elected not to so extend), was entitled to an annual base salary of $225,000, and had a Multiplier of one. Mr. Virgulak’s and Mr. Siverd’s agreements also provided that they would be entitled to participate in the Annual Incentive Plan on terms determined by the Compensation Committee.

1999 Employment Agreements

      In 1999, after review of the terms of the 1997 Employment Agreements against competitive benchmarks, the Company entered into new Employment Agreements with Messrs. Rabinowitz, Kenny, Siverd and Virgulak (the “1999 Employment Agreements”). All of the 1999 Employment Agreements commence as of October 18, 1999 for three-year terms with automatic one-year extensions unless BICCGeneral or the executive elects not to so extend. Each executive earns a base salary approved by the Compensation Committee and has an opportunity to earn a bonus upon the attainment of specified performance goals as approved by the Compensation Committee under the 1999 Incentive Bonus Program and any performance based bonus program for senior executives for fiscal years after 1999. Upon termination of employment, each executive will be entitled to any bonus deferred for any year prior to the year in which such termination of employment occurs in addition to any accrued and unpaid base salary and benefits under then existing plans (other than severance benefits). Furthermore, in the event of a termination due to death or Disability, by BICCGeneral other than for Cause or by the executive for Good Reason (as defined in the Employment Agreement), the Employment Agreements provide for immediate vesting and lapsing of restrictions on all of the executive’s unvested stock awards under the applicable agreements. In the event of a termination by BICCGeneral other than for Cause or by Mr. Rabinowitz for Good Reason, his Employment Agreement also provides for a payment equal to a multiple (the “Multiplier”) of the sum of his base salary and the target bonus under the Annual Incentive Plan or other incentive plans applicable to the year in which termination occurs, as well as his continuation as a participant in BICCGeneral’s executive health and welfare benefit plans for the number of years represented by the Multiplier. The differences among these agreements are as follows: Mr. Rabinowitz serves as Chief Executive Officer, is entitled to an annual salary of $675,000, and has a Multiplier of 3. Mr. Kenny serves as President and Chief Operating Officer, is entitled to an annual salary of $440,000, and has a Multiplier of 3. Mr. Siverd serves as Executive Vice President, General Counsel and Secretary, is entitled to an annual salary of $253,500, and has a Multiplier of 2. Mr.

Virgulak serves as Executive Vice President and Chief Financial Officer, is entitled to an annual salary of $250,000, and has a Multiplier of 2.

Mr. Downie’s Service Agreement

      Mr. Downie, who is an employee of a UK subsidiary of the Company, serves as Executive Vice President of BICCGeneral under a service (employment) agreement terminable by BICCGeneral with twenty-four months notice or by Mr. Downie with six months notice. Under his Agreement, Mr. Downie is entitled to receive an annual base salary of £235,000 (approximately $376,000), and he has an opportunity to earn a bonus upon the attainment of specified performance goals under any performance based annual bonus program applicable to senior executives.

Change-In-Control Agreements

      Below are summary descriptions of the change-in-control agreements between BICCGeneral and each of Messrs. Rabinowitz, Kenny, Siverd, and Virgulak (the “Change-in-Control Agreements”). Messrs. Rabinowitz, Kenny, Siverd and Virgulak previously entered into Change-in-Control Agreements dated May 13, 1997 (the “1997 Change-in-Control Agreements”). The 1997 Change-in-Control Agreements remained in effect until new Change-in-Control Agreements were made effective October 18, 1999 (the “1999 Change-in-Control Agreements”).

1997 Change-in-Control Agreements

      The 1997 Change-in-Control Agreements provided benefits if the executive’s employment were terminated by BICCGeneral or BICCGeneral’s subsidiaries or by BICCGeneral’s successor without Cause (as defined in the 1997 Change-in-Control Agreements). Benefits were also payable if the executive terminated his employment with BICCGeneral or BICCGeneral’s subsidiaries or with BICCGeneral’s successor for any one of certain specified events detrimental to the executive (“Good Reason”) and the termination occurred within six months before, or within two years after, any one of certain specified events producing a change in control of BICCGeneral (a “Change-in-Control”). In that case, the executive would have received a payment equal to a specified multiple of the sum of (1) the executive’s annual base salary at the time of the termination of the executive’s employment (or, in the case of a termination of employment for Good Reason based on a reduction of his annual base salary, the annual base salary in effect immediately prior to such reduction) and (2) the executive’s target incentive bonus applicable to the year in which his employment is terminated or the year in which the Change-in-Control occurs, whichever is greater. In addition, BICCGeneral or its successor agreed to continue the executive’s participation in BICCGeneral-sponsored executive health and welfare benefit plans until the earlier of the same specified multiple of 12 months following the date of the executive’s termination of employment or the date the executive receives equivalent coverage and benefits under the plans of a subsequent employer. The multiples were as follows: Mr. Rabinowitz — three times; Mr. Kenny — two and a half times; Mr. Siverd — one and a half times; and Mr. Virgulak — one and a half times. On a Change-in-Control, restrictions on any unvested awards would have become fully vested and immediately exercisable under the Stock Incentive Plan.

1999 Change-in-Control Agreements

      The 1999 Change-in-Control Agreements are substantially similar to the 1997 Change-in-Control Agreements with certain differences. Benefits will be payable to either of Messrs. Rabinowitz or Kenny if the executive terminates his employment with BICCGeneral or its subsidiaries or successors for Good Reason and the termination occurs within six months before, or within three years after a Change-in-Control. The multiples under these agreements are as follows: Mr. Rabinowitz – three times; Mr. Kenny – three times; Mr. Siverd – two times; and Mr. Virgulak – two times. On a Change-in-Control, restrictions on any unvested awards will become fully vested and immediately exercisable under the Stock Incentive Plan.

      Mr. Downie does not have a Change-In-Control Agreement.

OPTION GRANTS

      Below is a table with information on option grants during fiscal 1999 made under BICCGeneral’s Stock Incentive Plan to the executive officers listed in the Summary Compensation Table.

Option Grants In Last Fiscal Year

	Number of	Percent of Total
	Securities	Options Granted to
	Underlying	Employees in	Exercise or
Name	Options Granted	Fiscal Year	Price Base	Expiration Date

Stephen Rabinowitz	100,000	8.78%	$21.06	2/3/2009

	50,000	4.39%	$14.12	7/20/2009

Gregory B. Kenny	50,000	4.39%	$21.06	2/3/2009

	30,000	2.63%	$14.12	7/20/2009

Michael J. Downie	21,670	1.90%	$14.12	7/20/2009

	3,330	.29%	$14.12	10/19/2009

Robert J. Siverd	20,000	1.75%	$21.06	2/3/2009

	20,000	1.75%	$14.12	7/20/2009

Christopher F. Virgulak	20,000	1.75%	$21.06	2/3/2009

	20,000	1.75%	$14.12	7/20/2009

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Values
	at Assumed Annual Rates of
	Stock Price Appreciation
	for Option Term(1)

Name	5%	10%

Stephen Rabinowitz	$1,326,780	$2,864,160

	$445,000	$960,000

Gregory B. Kenny	$663,500	$1,432,000

	$267,000	$576,000

Michael J. Downie	$192,860	$416,064

	$29,637	$63,936

Robert J. Siverd	$265,400	$572,800

	$178,000	$384,000

Christopher F. Virgulak	$265,400	$572,800

	$178,000	$384,000

(1)	The Company selected potential realizable values at assumed 5% and 10% rates as provided in rules of the SEC. The values shown, therefore, are not intended as a forecast of the Company’s common stock price in the future.

Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

      Shown below is a table setting forth information concerning unexercised options held by the executive officers listed in the Summary Compensation Table at the end of 1999. None of these officers exercised any BICCGeneral stock options during 1999.

					Value of Unexercised
			Number of Unexercised Options		In-the-Money Options at
			at Fiscal Year-End		Fiscal Year-End (1)

	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen Rabinowitz	0	0	58,334	558,166	0	0

Gregory B. Kenny	0	0	28,667	198,333	0	0

Michael J. Downie	0	0	0	25,000	0	0

Robert J. Siverd	0	0	11,667	85,333	0	0

Christopher F. Virgulak	0	0	11,667	85,333	0	0

(1)	The amount shown represents the difference between the closing price of BICCGeneral’s common stock on the NYSE on December 31, 1999 ($7.56 per share) and the exercise price of the options.

PENSION PLAN TABLE

      Set forth below is a pension table showing estimated annual benefits payable upon retirement under BICCGeneral’s defined benefit retirement plan.

	Years of Service
Remuneration (Average of Five Highest
Annual Compensation Levels)	10	20	25	30	35

$200,000	$38,000	$75,900	$84,900	$93,900	$103,200

250,000	48,000	95,900	107,400	118,900	130,700

300,000	58,000	115,900	129,900	143,900	158,200

350,000	68,000	135,900	152,400	168,900	185,700

400,000	78,000	155,900	174,900	193,900	213,200

450,000	88,000	175,900	197,400	218,900	240,700

500,000	98,000	195,900	219,900	243,900	267,900

550,000	108,000	215,900	242,400	268,900	295,400

600,000	118,000	235,900	264,900	293,900	322,900

      When BICCGeneral terminated its former defined benefit retirement plan as of December 31, 1985, the Company adopted a defined benefit Retirement Income Guarantee Plan (the “RIGP”) that covers persons employed on or prior to January 1, 1986. The RIGP generally provides for an additional retirement benefit equal to the amount, if any, by which the total of the annuity equivalent of the employee’s accrued benefit under the former retirement plan at December 31, 1985, plus the annuity equivalent of the vested portion of BICCGeneral’s contributions under BICCGeneral’s combined retirement and savings plan — the Retirement and Savings Plan (“Retirement Plan”) — for the account of such employee (plus or minus aggregate investment gains or losses thereon) is less than the retirement benefit that the employee would have received under the table set forth above if the former retirement plan had continued. The minimum retirement benefit guaranteed under the RIGP is based on a percentage of the highest average compensation during any five consecutive calendar years of employment of the last ten years of employment before retirement. For purposes of the RIGP, compensation includes base salary plus overtime and annual cash bonuses, but generally does not include extraordinary cash bonuses, deferred awards, other forms of deferred compensation, fees or any other kind of special or extra compensation that exceeded $7,500 in the aggregate or lump sum severance pay. The benefits payable under the RIGP are reduced by 1.5% for each year of service (with a maximum offset of 50%) of the amount that an employee is entitled to receive upon retirement, other termination of employment or, if earlier, attainment of age 65 under the Social Security Act. The years of service, average compensation and social security entitlement used in calculating the retirement benefit for each participant were frozen as of December 31, 1993. Any compensation, years of employment or contributions to a participant’s Retirement Plan after that date are not included in the benefit calculation.

      BICCGeneral has a Benefit Equalization Plan (the “Equalization Plan”), which generally makes up certain reductions caused by Internal Revenue Code of 1986 limitations in the annual retirement benefit determined pursuant to the RIGP and in BICCGeneral’s contributions on behalf of an employee pursuant to the Retirement Plan. Those amounts not payable under the RIGP, the former retirement plan, or the Retirement Plan due to such limitations would be payable under the Equalization Plan.

      Estimated annual benefits under the RIGP and the Equalization Plan, calculated under the single life annuity option form of pension, payable to participants at the normal retirement age of 65, are illustrated in the table. The figures have been reduced by the percentage equal to 1.5% for each year of service of the estimated maximum annual benefits payable under the Social Security Act for each category. The amounts shown in the table would be further reduced, as described above, by the accrued benefit under the former retirement plan as of December 31, 1985, as well as by the total amount of vested BICCGeneral contributions under the Retirement Plan (plus or minus total investment gains or losses).

      Mr. Kenny and Mr. Siverd have 11 and 10 full credited years of service, respectively, with BICCGeneral and its subsidiaries, under the RIGP and the Equalization Plan, which represent a carryover of their years of service with The Penn Central Corporation. Both participants are 100% vested under the RIGP.

      Set forth below is a pension table showing estimated annual benefits payable to Michael J. Downie at the normal retirement age of 62 under the defined benefit retirement plan in the United Kingdom in which Mr. Downie participates. Mr. Downie has 22 years of credited service under the United Kingdom pension plan.

	Years of Service
Remuneration (Average of Five Highest
Annual Compensation Levels)	10	15	20 and Over

$200,000	$67,000	$100,000	$133,000
300,000	100,000	150,000	200,000
400,000	133,000	200,000	266,000
500,000	167,000	250,000	333,000
600,000	200,000	300,000	400,000

COMPENSATION COMMITTEE REPORT

      BICCGeneral has a Compensation Committee (the “Committee”) which is currently comprised of four outside directors. The Committee is responsible for establishing the Company’s compensation policy and making all decisions regarding compensation for the Chief Executive Officer and the other named executive officers, including approving their base salaries and bonus amounts, target financial performance levels under incentive plans, and granting stock options and other long-term incentives.

      Executive Compensation Objectives

      The Company’s executive compensation plans are intended to attract and retain executives and key management employees and to motivate them to take actions to continually enhance shareholder value. In principle, the Company targets base salaries at the 50th percentile and, if target business objectives are achieved, provides the opportunity to receive total annual cash compensation at the 75th percentile. Executives may earn incentive compensation above that level if performance exceeds specified targets. The incentive programs and awards described below are implemented based on achievement of performance goals that result in a significant percentage of total compensation being linked to financial performance objectives. The Company has continued to utilize an outside consultant in 1999 to review and assess the competitiveness of BICCGeneral’s executive compensation programs in relation to comparable companies. Based on the review in 1999, the Committee is satisfied that executive compensation programs at BICCGeneral are reflective of market compensation practices and conditions.

      Components of the Executive Compensation Program

      In 1999, the compensation program for the Company’s executive officers consisted of the following components: (1) base salary; (2) annual incentive bonus; and (3) long-term incentive compensation consisting of stock options and awards of restricted stock. The Company’s incentive programs are the principal parts of the total compensation program that are designed to reward executives for short- and long-term enhancements to shareholder value.

      Base Salaries. The Committee reviews base salaries each year and adjusts them as appropriate based on Company performance, individual performance and the executive’s position and level of responsibilities. During 1999, the Company made a substantial acquisition of the worldwide energy cables business of BICC plc which changed both the scope of Company operations and responsibilities of executives. Base salaries of U.S. based executive officers were increased to reflect 50th percentile compensation levels for executives in public companies of BICCGeneral’s size and industry position as well as individual and company performance.

      Annual Incentives. For calendar year 1999, executive officers and key employees had the opportunity to earn cash and common stock awards based on attainment of financial, operational and individual performance goals established at the beginning of 1999. Under the BICCGeneral Annual Incentive Plan, the Committee selects one or more performance objectives as targets for a particular year in light of business conditions and the Company’s annual Business Plan, including factors such as increased levels of earnings per share, net income, and return on net operating assets. No awards were made for 1999 performance because Company performance fell short of the targets set at the beginning of the year.

      Long-Term Incentives. The Company uses stock options and restricted stock awards as long-term incentives to tighten the link between executive compensation and return to BICCGeneral shareholders. Stock option awards are made under the BICCGeneral 1997 Stock Incentive Plan. Awards made for 1999 performance are intended to spur executives to increase value for shareholders and serve as a means to retain key executives. The Committee considers at least annually whether additional grants of stock options, restricted stock or other stock awards authorized under the 1997 Stock Incentive Plan are appropriate to increase corporate performance, to encourage increased ownership of the Company’s stock by executive officers, and to foster retention of key executives. See also Transactions with the Company at page 9.

      Chief Executive Officer Compensation

      Under the employment agreements between the Company and Mr. Rabinowitz applicable to his service in 1999, Mr. Rabinowitz was paid a base salary of $673,462. He was also provided an opportunity to receive a bonus equal to 120% of his base salary in 1999 and he was eligible to receive compensation above that level if actual performance exceeded the objective performance goals set by the Committee.

      Mr. Rabinowitz participates in the same short and long-term incentive plans as the other U.S. based executive officers. For 1999, bonus awards were not made to executive officers, including Mr. Rabinowitz, because corporate performance did not reach target levels under the Annual Incentive Plan. In July 1999, after the closing of the BICC energy cables acquisition, and in February 2000, the Company awarded Mr. Rabinowitz 50,000 and 150,000 options, respectively, to provide an opportunity to create and share in future gains for Company shareholders.

      The Company (and its subsidiaries) also maintain certain benefit programs in which the listed executive officers participate. The compensation for these executive officers for 1999 is detailed in this proxy statement. Mr. Rabinowitz’s participation in these programs reflects what the Committee believes is the participation that other executives at his level in similarly sized organizations would expect.

      Realignment of Incentive Compensation in 2000

      During 1999, as part of its assessment of the incentive programs of the Company, the Committee approved and the Board of Directors adopted a new Mid-Term Incentive Plan (“Mid-Term Plan”). (The Mid-Term Plan is summarized beginning at page 23 and has been submitted for shareholder approval at the Annual Meeting.) The Mid-Term Plan supplements the current incentive programs that are in place at the Company. The Annual Incentive Plan creates incentive awards based on achieving superior Company performance in any given year and the Stock Incentive Plan provides incentives and awards for improved Company performance over the longer term. The Mid-Term Plan is designed as a bridge between the two plans and will provide incentives for some 23 executive officers and key employees based on Company financial performance measured by Total Business Return (as defined in the Mid-Term Plan) over three-year rolling performance periods. The Mid-Term Plan will be phased in beginning in 2000 with the first performance period consisting of Total Business Return for calendar year 2000.

      The introduction of the Mid-Term Plan effectively changes the mix of compensation incentives by reducing the incentives previously available in the Annual Incentive Plan and the Stock Incentive Plan and establishing a mid-term opportunity via the Mid-Term Plan. The Committee believes this realignment of incentives will contribute to a more balanced and improved mix of incentives and is appropriate for the Company going forward.

      Policy Under Section 162(m)

      In 1993, Congress enacted Section 162(m) of the Internal Revenue Code , which could limit the deductibility of executive compensation paid to Mr. Rabinowitz and certain other executive officers of the Company. The legislation generally provides that compensation in excess of $1 million in any year paid to the Chief Executive Officer or any one of the next four most highly compensated officers is not deductible for income tax purposes unless it qualifies as performance-based compensation or satisfies certain other limited exceptions. The Committee believes that payments and awards in 1999 under the 1997 Stock Incentive Plan will either qualify as performance-based compensation under Section 162(m) or are exempt from Section 162(m) under an applicable regulation. As a matter of general policy, the Committee intends to design future Company compensation plans so that a substantial amount of payments and awards under the plans will qualify for income tax deductions.

John E. Welsh, III, Chairman Gregory E. Lawton Jeffrey Noddle Robert L. Smialek

STOCK PRICE PERFORMANCE GRAPH

      The graph below compares the monthly percentage change in cumulative total shareholder return on BICCGeneral common stock in relation to cumulative total return of the Standard & Poor’s 500 Stock Index and a peer group of companies selected by BICCGeneral for the period beginning May 16, 1997, the date that BICCGeneral (“BGC”) common stock began trading on the NYSE, through December 31, 1999.

Cumulative Return Comparison: BICCGeneral Common Stock

[GRAPH]

S&P 500 Index and Peer Group*

GRAPH DATA

	16-May-97	Jun-97	Dec-97	Jun-98	Dec-98	Jun-99	Dec-99

BGC	$100.00	118	167	200	143	112	55

S&P 500 Index	$100.00	107	117	137	148	165	177

Peer Group	$100.00	122	151	156	166	116	114

      • Assumes that the value of the investment in BICCGeneral common stock and each index was $100 on May 16, 1997. The peer group of companies consists of: Belden Inc. (NYSE: BWC), Cable Design Technologies Corp. (NYSE: CDT), Superior TeleCom Inc. (NYSE: SUT), and Encore Wire Corporation (NASDAQ: WIRE). The peer group reflects a change from the prior year because of the acquisition of Essex International Inc. by Superior TeleCom Inc. in 1999. Returns of the peer group are weighted by capitalization.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      In 1999, all compensation determinations and awards were made by the independent directors who make up the Compensation Committee. There were no interlocking relationships between executive officers or directors of the Company and the compensation committee of any other company during 1999.

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
TO AUDIT THE 2000 CONSOLIDATED FINANCIAL STATEMENTS OF BICCGeneral

(Proposal 2)

      In accordance with the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent certified public accountants, to audit the consolidated financial statements of BICCGeneral and its subsidiaries for 2000.

      BICCGeneral expects representatives of Deloitte & Touche LLP to attend the Annual Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if they so desire.

      The Board of Directors recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP to audit the 2000 consolidated financial statements of BICCGeneral.

APPROVAL OF MID-TERM INCENTIVE PLAN

(Proposal 3)

      In accordance with the recommendation of the Compensation Committee, the Board of Directors has approved the Mid-Term Incentive Plan (“Mid-Term Plan”). The affirmative vote of a majority of the shares of Common Stock present or by proxy and entitled to vote at the Annual Meeting is required for approval of the Mid-Term Plan.

      A summary of the principal features of the Mid-Term Plan, including material terms of performance goals which are submitted for shareholder approval, is set out below. The full text of the Mid-Term Plan is attached to the Proxy Statement as Exhibit A and you should refer to Exhibit A for a more complete description of the terms of the Mid-Term Plan.

      Purpose of the Mid-Term Plan. The purpose of the Mid-Term Plan is to motivate executive officers and key employees to create sustainable increases in shareholder value over time, to align their interests directly with BICCGeneral shareholders, and to serve as a retention vehicle. This new plan forms part of the executive incentive compensation program for the Company which is being realigned starting in 2000 (See Compensation Committee Report at page 19).

      Administration of the Mid-Term Plan. The Mid-Term Plan will be administered by a Committee appointed by the Board of Directors from among its members. Unless the Board of Directors determines otherwise, the Committee will be comprised of not less than three members who each shall qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

      The Committee will have the authority to select the persons to be granted awards under the Mid-Term Plan, to determine the time when awards will be granted, to determine whether performance objectives and other conditions for earnings awards have been met, and to determine whether awards will be paid at the end of the performance period. In addition, the Committee has the power to interpret the Mid-Term Plan and to adopt such rules and regulations as it considers appropriate for administration purposes.

      Eligibility and Participation. Subject to the authority of the Committee, eligibility for awards under the Mid-Term Plan will initially be limited to a group of executive officers of BICCGeneral and other key associates selected by the Committee for participation, which presently includes 23 persons.

      Awards and Performance Goals. Each award granted under the Mid-Term Plan, will be in the form of an award letter and will represent an amount payable in cash or Common Stock, or a combination thereof in the judgment of the Committee, upon accomplishment of one or more performance objectives for a multi-year performance cycle specified by the Committee. (Any awards that may be granted in Common Stock will be made under the Company’s existing Stock Incentive Plan subject to the share limits and terms of that plan, which has been previously approved by shareholders.) Mid-Term Plan awards will be a specified multiple of an eligible participant’s target incentive award for the first year of each performance cycle and will be performance-based compensation (as defined in Section 162(m)) linked to financial goals of BICCGeneral. In particular, the Mid-Term Plan is tied to the achievement of financial goals related to defined Total Business Return. Total Business Return means the Company’s capitalized change in EBITDA and Free Cash Flow over the related Performance Cycle (See Exhibit A at page A-6 for definitions).

      The Mid-Term Plan will be phased in over a two-year period, beginning in 2000, with one and two-year performance cycles until a full three-year performance cycle begins. Target incentive awards for the first cycle beginning in 2000 range from 50% to 120% of the participants’ base salaries. The maximum amount of an award to any one participant in respect of a performance cycle (for Section 162(m) purposes) will not exceed $5 million. Actual awards that may be paid to participants under the Mid-Term Plan cannot be determined at this time because the Mid-Term Plan is a formula based plan. If the Mid-Term Plan had been in effect in 1999 with 1999 as the startup year, no awards would have been paid to participants. Under the Mid-Term Plan, if awards are earned, they will be paid, subject to applicable withholding taxes or deductions, as soon as practicable following the completion of the final year of each performance cycle and after the receipt of audited financial statements, completion of the Total Business Return valuation, and review and approval by the Committee.

      Termination of Employment. Subject to the determination of the Committee and any written agreement between BICCGeneral and a participant, if a participant ceases to be employed by BICCGeneral before settlement of an award for any reason other than death, disability, normal retirement, or early retirement with the approval of the Committee, the award will be forfeited. Awards and any other benefits payable under the Mid-Term Plan are not transferable by a participant except upon death.

      Term and Amendment of the Plan. No award may be granted in respect of any performance year after 2010. The Board of Directors may amend the plan from time to time or suspend or terminate the plan at any time, provided that such action is subject to stockholder approval to the extent required by law or regulation, or to ensure that compensation under the Mid-Term Plan will qualify as performance-based compensation under Section 162(m) of the Code.

      Change in Control. In the event of a change in control of BICCGeneral, the Committee may take actions as it deems appropriate with respect to outstanding awards, including accelerating the payout of awards.

      Compensation Limitation Deduction. Under Section 162(m) of the Code, BICCGeneral’s income tax deduction for certain compensation to the Chief Executive Officer or any one of the next four most highly compensated officers is limited to $1 million per year. Section 162(m) provides an exception to this limitation for performance-based compensation approved by a Committee consisting of at least two outside directors, provided that material terms of performance goals are approved by shareholders. As described above, the Mid-Term Plan is generally designed to satisfy the statutory requirements for the awards that may be made under the plan.

      The Board of Directors recommends a vote FOR the proposal to approve the Mid-Term Incentive Plan.

OTHER INFORMATION

Solicitation of Proxies

      Solicitation of proxies is being made by management at the direction of BICCGeneral’s Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost will be borne by BICCGeneral. In addition, BICCGeneral will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record and BICCGeneral will reimburse them for their expenses in so doing. BICCGeneral has retained ChaseMellon Shareholder Services LLC to aid in the solicitation of proxies for a fee of $5,500 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires BICCGeneral’s directors and executive officers, and persons who own more than ten percent of a registered class of BICCGeneral’s equity securities, to file initial reports of ownership and reports of changes in ownership of BICCGeneral common stock with the SEC. These persons are required by SEC regulations to furnish BICCGeneral with copies of all Section 16(a) forms which they file. Based solely on review of the copies of forms furnished to BICCGeneral, or written representations that no annual forms (SEC Form 5) were required, BICCGeneral believes that all such SEC filings during 1999 complied with the reporting requirements.

Shareholder Proposals for Year 2001 Annual Meeting

      Shareholder proposals under Rule 14a-8 of the Securities Exchange Act of 1934 for the 2001 Annual Meeting of Shareholders must be received by BICCGeneral no later than November 16, 2000, in order to be considered for inclusion in BICCGeneral’s proxy statement for that meeting. Shareholder proposals not made under Rule 14a-8 must be made in accordance with the sixty-day advance notice procedure described on page 3. All proposals must be communicated in writing to the Secretary of BICCGeneral at its headquarters address.

By Order of the Board of Directors,

ROBERT J. SIVERD Secretary

Highland Heights, Kentucky
March 16, 2000

EXHIBIT A

BICCGENERAL MID-TERM INCENTIVE PLAN

1. Purpose

      1.01 The purpose of the Mid-Term Incentive Plan (the “Plan”) is to motivate executive officers and key employees to create sustainable increases in shareholder value over time and to align their interests directly with Company shareholders and to serve as a retention vehicle.

2. Administration

      2.01 The Plan shall be administered by a committee appointed by the Board of Directors (the “Committee”) from among its members. The Committee initially shall be the Board’s Compensation Committee. Unless the Board otherwise determines, the Committee shall be comprised solely of not less than three members who each shall qualify, at the time of the appointment, as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

      2.02 The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Awards under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, and to determine whether Awards will be paid at the end of the performance period or deferred or eliminated. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

      2.03 The Committee may delegate to one or more of its members, or to one or more Executive Officers, including to the Chief Executive Officer of the Company, authority to select key associates other than Executive Officers to be granted Awards under the Plan and to make all other determinations in respect to such Awards. In addition, the Committee may delegate to such persons such administrative duties as it deems advisable. References herein to “Committee” shall include any such delegatee, except where the context otherwise requires. The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan including such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred in the engagement of such counsel, consultant or agent shall be paid by the Company.

3. Eligibility

      3.01 Eligibility for awards under the Plan shall initially be limited to Executive Officers of the Company and other key associates selected for participation (the “Participants”) under paragraph 2 above.

4. Mid-Term Incentive Awards

      4.01 Each Award granted under the Plan shall represent an amount payable in cash, Company common stock or restricted stock to the Participant upon accomplishment of one or more or a combination of performance objectives (“Performance Objectives”) for a specified multi-year Performance Cycle, subject to all other terms and conditions of the Plan and such other terms and conditions as may be specified by the Committee. The Performance Objectives for an Award to an Executive Officer and key employee shall consist of specific Performance Objectives approved by the Committee. The grant of Awards under the Plan shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Participant’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and Award letters, the provisions of the Plan shall prevail.

      4.02 An award will be a specified multiple of a Participant’s Target Mid-Term Incentive Award for the first year of the Performance Cycle. The Performance Measure for the Plan is tied to the achievement of financial goals related to the Company’s cumulative Total Business Return (“TBR”). The Plan consists of overlapping Performance Cycles with a new Performance Cycle beginning each Fiscal Year (“FY”) on January 1. The Plan will be phased in over a two-year period with a one and two-year Performance Cycle until a “full” three-year Performance Cycle begins. The Plan will be introduced in (FY) 2000 with a one-year Performance Cycle (FY 2000) a two-year Performance Cycle (FY 2000 – FY 2001) and a three year Performance Cycle (FY 2000 – 2002). The next three-year Performance Cycle (FY 2001 – FY2003) begins in FY 2001.

      4.03 Awards payable in respect of a given Performance Cycle may be settled only if and to the extent specific Performance Objectives established at the beginning of the Performance Cycle have been achieved and the amount of the Awards has been accrued on the books of the Company before settlement. The maximum amount of an Award granted to any one Participant in respect of a Performance Cycle shall not exceed $5 million. This maximum amount limitation shall be measured at the time of settlement of an Award under this Section 4.

      4.04 The Committee shall select those Executive Officers and key employees whom it determines are to be Participants for a given Performance Cycle and grant Awards to such Participants not later than 90 days after the commencement of the Performance Cycle. In granting an Award, the Committee shall establish the amount of the Award in accordance with 4.01 and 4.02 and other terms of such Award. Other provisions of the Plan notwithstanding, in the case of any Participant who initially becomes employed by the Company as an Executive Officer or key associate after the commencement of a Performance Cycle, the Participant may be granted an Award prorated for the remaining period in the Performance cycle from the date of hire.

      4.05 At the end of each Performance Cycle, the Committee shall determine the extent to which the Awards shall be funded based on achievement of predetermined Performance Objectives for such a Performance Cycle. The Committee shall determine the maximum amount payable to any

Participant in respect of an Award for the Performance Cycle and the amount payable to each Participant in settlement of the Participant’s Award for the Performance Year. The Committee, at its discretion, may determine that the amount payable to any Participant in settlement of an Award shall be reduced, including a determination to make no final Award whatsoever. The Committee shall certify in writing, in a manner confirming to applicable regulations under Section 162(m) of the Code, prior to settlement of each Award granted to an Executive officer, that the Performance Objectives and other material terms upon which settlement of the Award was conditioned have been satisfied.

      4.06 The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or their circumstances deemed relevant to the Committee, (2) with respect to any Participant whose position or duties with the Company change during the Performance Cycle, or (3) with respect to any person who first becomes a Participant after the first day of the Performance cycle; provided, however, that no adjustment to an Award granted to an Executive Officer shall be authorized or made if and to the extent that such authorization or making of such adjustment would contravene the requirements applicable to “performance-based compensation” under Section 162(m) of the Code and related regulations.

      4.07 Awards will be paid in cash, as a lump sum amount, Company common stock or a combination, as soon as practical following the completion of the final year of the Performance Cycle and after the receipt of the Audited Financial Statements, completion of the TBR valuation, and review and approval by the Committee. Awards are considered eligible compensation under the Company’s Deferred Compensation Plan and may be deferred subject to the terms and conditions of that plan unless otherwise specified by the Committee.

5. Termination of Employment

      5.01 Except as otherwise provided in any written agreement between the Company and a Participant, if a Participant ceases to be employed by the Company prior to settlement of an Award for any reason other than death, disability (as determined by the Committee), normal retirement, or early retirement with the approval of the Committee, such Award shall be forfeited. If such cessation of employment results from such Participant’s death, disability normal retirement, or early retirement with the approval of the Committee, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable (subject to Section 6), the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and the amount payable in settlement of the Award based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination may be deferred until following the Performance Year. Such Participant or his or her beneficiary shall be entitled to receive settlement of such Award at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Section 162(m) of the Code.

      6. Status of Awards under Section 162(m)

      6.01 It is the intent of the Company that Awards granted to Executive Officers shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations thereunder, if at the time of settlement the Participant remains an Executive Officer. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations. If any provision of the Plan relating to Executive Officers or any Award letter evidencing an Award to an Executive Officer does not comply or is inconsistent with the provisions of Section 162(m)(4)(C) of the Code or regulations thereunder (including Treasury Regulation 1.162-27(e)) required to be met in order that compensation (other than post-termination compensation) shall constitute “performance-based compensation,” such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no post-termination settlement shall be authorized or made under Section 5 if and to the extent that such authorization or settlement would contravene such requirements.

7. Transferability

      7.01 Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Participant except upon Participant’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

8. Withholding

      8.01 All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. In any case in which payments will be in a form other than cash, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant as the Committee shall prescribe.

9. Tenure

      9.01 A Participant’s right, if any, to continue to serve the Company as an Executive Officer, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant or any other event under the Plan.

10. No Rights to Settlement or Participate

      10.01 Until the Committee has determined to settle an Award under Section 4, a Participant’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee under Section 4. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Participant, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to Section 6.

11. Unfunded Plan

      11.01 Participants shall have no right, title, or interest whatsoever in or to any specific assets of the Company or investments which the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

12. Other Compensatory Plans and Arrangements

      12.01 Nothing in the Plan shall preclude any Participant from participation in any other compensation or benefit plan of the Company or its subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made.

13. Duration, Amendment and Termination of Plan

      13.01 No Award may be granted in respect of any Performance Year after 2010. The Board may amend the Plan from time to time or suspend or terminate the Plan at any time, provided however, that such action shall be subject to stockholder approval if and to the extent required by law or regulation, or to ensure that compensation under the Plan will qualify as “performance-based compensation” under Section 162(m).

14. Governing Law

      14.01 The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky (excluding principles of conflict of laws).

15. Change-in-Control

      15.01 Notwithstanding any other provision of this Plan, if there is a Change-in-Control of the Company (as defined in Section 15.02 below), the Committee, in its discretion, may take such actions as is deemed appropriate with respect to outstanding Awards, including, without limitation, accelerating the payout of such Awards either in total or on a pro rated basis.

      15.02 For purposes of this Section 15, (1) if there is an employment agreement or a change-in-control agreement between the Participant and the Company or any of its Subsidiaries in effect, “Change-in-Control” shall have the same meaning as the definition of “change in control” contained in that employment agreement or change-in-control agreement, or (2) if “Change-in-Control” is not defined in such employment agreement or change-in-control agreement, or if there is no employment agreement or change-in-control agreement between the participant and the Company or any of its Subsidiaries in effect, a “Change-in-Control” of the Company shall be deemed to have occurred upon any of the following events:

any person or other entity (other than any of the Company’s Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 35 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

the Company’s Common Stock shall cease to be publicly traded (other than a suspension of trading that lasts for a short period of time);

the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company’s Subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60 percent of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or

a change in the Company’s Board occurs with the result that the members of the Board on the Effective Date no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election or directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

16. Effective Date

      16.01 The Plan shall be effective as of January 1, 2000; provided, however, that the Plan shall be subject to approval of the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company before settlement of Awards for the 2000 Performance Year so that compensation will qualify as “performance-based compensation” under Section 162(m) of the Code and related regulations. In addition, the Board may determine to submit the Plan to stockholders for reapproval at such times, if any, required in order that compensation under the Plan shall qualify as performance-based compensation.

17. Definitions

      17.01 Unless otherwise required by the context, the terms used in this Plan shall have the meanings hereinafter set forth:

(a)	“BICCGeneral” shall mean General Cable Corporation trading as BICCGeneral, a Delaware corporation, and its subsidiaries.

(b)	“Board of Directors” shall mean the Board of Directors of the Company.

(c)	“Committee” shall mean the Compensation Committee of the Company.

(d)	“Common Stock” shall mean shares of common stock of the Company.

(e)	“Company” shall have the same meaning as BICCGeneral in definition (a) above Corporation, a Delaware Company.

(f)	“Executive Officer” shall mean an individual employed by the Company or a subsidiary as Chief Executive Officer, Chief Operating Officer, Executive Vice President or similar executive position who also is an executive officer for purposes of Rule 3b-7 of the Securities Exchange Act.

(g)	Fiscal Year” shall mean a financial year of the Company ending on December 31.

(h)	“Mid-Term Incentive Award” shall mean a cash or common stock award payment (or a combination) made to a Participant in the Mid-Term Incentive Plan subject to the Plan rules and Committee discretion.

(i)	“Participant” shall mean an employee of the Company to whom participation has been extended under the Plan.

(j)	“Performance Cycle” shall mean the one to three-year period over which performance is measured for the Company’s Plan.

(k)	“Performance Measure” shall mean the cumulative Total Business Return for the Performance Cycle.

(l)	“Performance Objective” shall mean one or more specific targets or standards of performance under the pre-established categories of performance factors.

(m)	“Target Mid-Term incentive Award” shall be expressed as a percentage of a Participant’s Base Salary, and shall mean the amount that would normally be paid at the expected or target level of performance for the duration of the Performance Cycle.

(n)	“Total Business Return” shall mean the Company’s capitalized change in EBITDA and Free Cash Flow over the Performance Cycle.

Notice of

2000

Annual Meeting

Of Shareholders

And

Proxy Statement

[LOGO] BICCGENERAL

                                   BICCGENERAL

                           HIGHLAND HEIGHTS, KENTUCKY

           PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2000

                  Solicited On Behalf of the Board of Directors

         The undersigned hereby appoints Stephen Rabinowitz, Robert J. Siverd and Christopher F. Virgulak, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of
BICCGeneral to be held at 10:00 a.m. on May 11, 2000, at Four Tesseneer Drive,
Highland Heights, Kentucky, and at any postponement or adjournment thereof, and to vote all of the shares of BICCGeneral which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as marked on the reverse side.

         This Proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated in the boxes provided, the persons named above intend to vote FOR each proposal listed on the reverse side. A majority of the attorneys and proxies present and acting at the meeting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers granted. Discretionary authority is conferred as to certain matters which may properly come before the meeting. As of the date of the Proxy Statement, management is not aware of any other matter to be presented at the meeting that is not described in the Proxy Statement. Please refer to the Proxy Statement for more information on discretionary voting authority.

                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                             YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF THREE WAYS:

1.       Vote by Internet at http://www.eproxy.com/bgc

                                       or

2.       Call toll free 1-800-840-1208 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call

                                       or

3.       Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE

                        TO VIEW OUR ANNUAL REPORT ONLINE

                        GO TO: http//www.biccgeneral.com

1. Election of Directors:               I consent to future access to the Annual
   Gregory E. Lawton and                Report and Proxy Statements
   Stephen Rabinowitz                   electronically via the Internet. I
                                        understand that the Company may no
                                        longer distribute printed materials to
                                        me for any future shareholder meeting
                                        until such consent is revoked. I
                                        understand that I may revoke my consent
                                        at any time.

FOR all nominees listed above (except as marked to the contrary)  [  ]

WITHHOLD AUTHORITY to vote for all nominees listed above          [  ]

To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

2.        Approve the appointment of Deloitte & Touche LLP to audit the 2000 consolidated financial statements of BICCGeneral.

               FOR                   AGAINST                 ABSTAIN

               [ ]                     [ ]                      [ ]

3.        Approve the Mid-Term Incentive Plan

               FOR                   AGAINST                 ABSTAIN

               [ ]                     [ ]                      [ ]

Signature_______________________________

Signature________________________________________Date_________

Please sign exactly as your name or names appear here. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

Check box if you plan to attend the Annual Meeting              [  ]

[PICTURE OF TELEPHONE]     YOUR VOTE IS IMPORTANT!        [PICTURE OF COMPUTER]
                       YOU CAN VOTE IN ONE OF THREE WAYS:

                                VOTE BY INTERNET
                          24 hours a day, 7 days a week

   Follow the instructions at our Internet address: http://www.eproxy.com/bgc
                                                    -------------------------

                                       or

                                  VOTE BY PHONE
                              HAVE YOUR PROXY CARD IN HAND
                 Call toll-free 1-800-840-1208 on a touch tone
                    telephone 24 hours a day, 7 days a week
                    There is NO CHARGE to you for this call.
You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form. Follow the recorded instructions.

                                       or

                               VOTE BY PROXY CARD
 Mark, sign and date your proxy card and return promptly in the enclosed envelope.

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please provide your consent with your proxy vote.

NOTE: If you voted by Internet or telephone, THERE IS NO NEED TO MAIL BACK your proxy card.

                              THANK YOU FOR VOTING